
ALGODON
WINE ESTATES
PRIVATE ESTANCIAS
N
E
S
W
EXISTING PROPERTY:
2,050 ACRES
(830 HA)
NEW TOTAL AREA:
4,138 ACRES
(1,675 HA)
NEW ACQUISITION:
2,088 ACRES
(845 HA)